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                                                                    EXHIBIT 10.2



                           PRESIDIO EXPLORATION, INC.


                             SEVERANCE BENEFIT PLAN





















                          EFFECTIVE AS OF JULY 1, 1995
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                           PRESIDIO EXPLORATION, INC.

                             SEVERANCE BENEFIT PLAN


                                  WITNESSETH:


         WHEREAS, the Executive Committee of the Board of Directors of Presidio Oil Company, a Delaware corporation ("Presidio"), has recommended that its operating subsidiary, Presidio Exploration, Inc., a Colorado corporation (the "Company"), adopt the Presidio Exploration, Inc. Severance Benefit Plan set forth below (the "Plan"); and

         WHEREAS, the Board of Directors of the Company has adopted the Plan.

         NOW, THEREFORE, the Plan is hereby adopted and effective as of the 1st day of July, 1995 to read as follows:

                                   ARTICLE I

                           GENERAL SEVERANCE BENEFIT

         1.01 BENEFIT. The Plan provides financial security to the extent set forth herein to Covered Employees whose employment is terminated as the result of a reduction in force occurring while this Plan is in effect. The Company shall provide (or cause to be provided) severance benefits (as set forth in Article III) to the Covered Employees (as defined in Article II) pursuant to the terms, conditions and limitations set forth in the Plan.

                                   ARTICLE II

                               COVERED EMPLOYEES

         2.01 COVERED EMPLOYEES. "Covered Employee" shall mean any employee of the Company for which all of the following criteria are met concurrent with a Covered Employee's termination from the Company:

                 (a)      permanent employee of the Company;

                 (b)      performing job requirements at a satisfactory level;

                 (c) terminated due to a reduction in force and not as a result of voluntary termination, poor performance, absenteeism, tardiness, or gross misconduct;

                 (d) employment is not continued with an affiliate of the Company or an acquiring or merging company; and





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                 (e)      employee does not receive severance benefits under a
         separate severance agreement with the Company.

                                  ARTICLE III

                               SEVERANCE BENEFITS

         3.01 CASH PAYMENT. Each Covered Employee who is eligible for a severance benefit shall be entitled to a cash payment in an amount equal to one-twelfth (1/12) of the Covered Employee's annual base salary from the Company immediately prior to the date of termination, multiplied by the sum of two plus the number of continuous full years (a partial year shall count as a full year) of service with the Company, Kaiser Energy, Inc., Home Petroleum Corporation or General Atlantic Energy Corporation. Such cash payment shall be made by the Company in semimonthly installment payments over a time period of months equal to the sum in the previous sentence or, in the sole discretion of the Company, in a single payment equal to the outstanding unpaid balance thereof at any time during such period.

         3.02 MITIGATION. A Covered Employee shall not be required to mitigate the amount of any payment provided in this Article III by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided in this Article III be reduced by any compensation earned by the Covered Employee as a result of employment by another employer or by retirement benefits. The benefits under the Plan are in addition to any other benefits to which a Covered Employee is otherwise entitled.

         3.03 MEDICAL BENEFITS. In addition to other amounts payable to a Covered Employee under this Article III, each Covered Employee who is eligible for a severance benefit shall be entitled for a six (6) month period after termination of employment with the Company to the continuation of the dental and medical insurance benefits in effect immediately prior to the date of termination without any cost to the Covered Employee. Such benefits shall not include life insurance, accidental death and dismemberment insurance, long-term disability benefits, or similar benefits. The health and medical insurance benefits provided hereunder shall (at the Company's discretion) be subject to such changes, if any, made to the health and medical insurance benefits provided to other Company employees.

         3.04 RETIREMENT/SAVINGS PLAN BENEFITS. All Covered Employees being terminated under a reduction in work force that have vested account balances in the Presidio 401(k) Plan and/or Employee Stock Ownership Plan, both as adopted by the Company, will receive distributions in accordance with applicable plan provisions.

         3.05 VACATION BENEFITS. All Covered Employees being terminated under a reduction in work force will be eligible for payment of any unused earned and accrued vacation time according to Company policy.





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                                   ARTICLE IV

                               GENERAL PROVISIONS

         4.01 FUNDING. The benefits provided herein shall be unfunded and shall be provided from the general assets of the Company.

         4.02 COST OF PLAN. The entire cost of this Plan shall be borne by the Company and no contributions shall be required of any Covered Employee. Such costs shall include not only direct benefits paid to Covered Employees, but also any premiums charged for insurance used to fund benefits provided hereunder.

         4.03 NAMED FIDUCIARY. The Company shall be the named fiduciary of the Plan and shall be responsible for the management and control of the operation and administration of the Plan including any and all decisions pertaining to the granting or denial of benefit claims and any and all decisions pertaining to the review of denials of benefit claims. The Company shall have the power and responsibility to make all such decisions in its complete and total discretion.

         4.04 AMENDMENT. The Plan may be amended or terminated at any time, and from time to time, by the Committee by a written instrument executed by a duly authorized officer of the Company provided, however, that no amendment or termination shall be made within two (2) years following a change in control of Presidio which would reduce the benefits provided in Article III or modify the coverage or eligibility requirements contained in Article II. It is the express intent of the Company that no amendment shall be made to the Plan within two (2) years following a change in control of Presidio which would reduce the benefits payable to the Covered Employees that are employed by the Company at the time of a change in control of Presidio in the event of the termination of the Covered Employees.

         4.05 CLAIMS PROCEDURE. The procedures for making claims under this Plan are as follows:

                 (a) Claims for benefits under the Plan shall be made in writing to the Company at its headquarters address and to the attention of the Manager of Administration.

                 (b) If such claim for benefits is wholly or partially denied, the Company shall, within a reasonable period of time, but no later than thirty (30) days after receipt of the claim, notify the claimant of the denial of the claim. Such notice of denial (i) shall be in writing, (ii) shall be written in a manner calculated to be understood by the claimant, and (iii) shall contain (A) the specific reason or reasons for denial of the claim, (B) a specific reference to the pertinent Plan provisions upon which the denial is based, (C) a description of any material or information necessary for the claimant to perfect the claim, along with an explanation why such material or information is necessary, and (D) an explanation of the Plan's claim review procedure as contained herein.





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                 (c)      Within thirty (30) days of the receipt by the
         claimant of the written notice of denial of the claim, the claimant may file a written request with the Company that it reconsider the denial of the claimant's claim for benefits. In connection with the claimant's appeal of the denial of his benefit, the claimant may review pertinent documents and may submit issues and comments in writing.

                 (d) The Company shall deliver to the claimant a written decision on the claim promptly, but not later than thirty (30) days, after the receipt of the claimant's request for review, except that if there are special circumstances which require an extension of time for processing the aforesaid thirty (30) day period shall be extended to sixty (60) days. Such decision shall (i) be written in a manner calculated to be understood by the claimant, (ii) include specific reasons for the decision, and (iii) contain specific references to the pertinent Plan provisions upon which the decision is based.

         4.06 NOT CONTRACT OF EMPLOYMENT. The adoption and maintenance of this Plan shall not be deemed to be a contract of employment between the Company and any person or to be consideration for the employment of any person. Nothing herein contained shall be deemed to give any person the right to be retained in the employ of the Company or to restrict the right of the Company to discharge any person at any time nor shall the Plan be deemed to give the Company the right to require any person to remain in the employ of the Company or to restrict any person's right to terminate his employment at any time.

         4.07 GOVERNING LAW. This Plan shall be interpreted under the laws of the State of Colorado except to the extent pre-empted by federal law.

         4.08 GENDER. Wherever in this instrument words are used in the masculine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender whenever they would so apply, and vice versa. Wherever words appear in the singular or plural, they shall be read and construed as in the plural or singular, respectively, wherever they would so apply.

         4.09 HEADINGS. The headings of the Articles and Sections herein are included solely for reference convenience and shall not in any way affect the meaning or interpretation of the Plan.





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